POWER-OF-ATTORNEY

The undersigned, as an officer or director of Loral Space & Communications Inc., a Delaware corporation;

Does hereby constitute and appoint Avi Katz and Janet T. Yeung or any one of them acting individually to be his agent and attorney-in-fact;

With the power to act fully hereunder and with full power of substitution to act in the name and on behalf of the undersigned;

To sign in the name and on behalf of the undersigned, as an officer of the Company, and file with the Securities and Exchange Commission such forms as may be required to be filed in accordance with Section 16(a) of the Securities and Exchange Act of 1934 or pursuant to Rule 144 of the Securities and Exchange Act of 1933.

IN WITNESS WHEREOF, the undersigned has executed this Power-of-Attorney on the date set opposite his name.

Dated: November 21, 2005	/s/ Harvey B. Rein Harvey B. Rein